NORDSTROM

1501 Fifth Avenue, Seattle, WA 98101-1603

March 31, 1995

DEAR SHAREHOLDERS:

On behalf of the Board of Directors and management, we cordially invite you to attend the Annual Meeting of Shareholders on Tuesday, May 16, 1995, at 11:00 a.m., Pacific Time, in the Grand Ballroom, Sheraton Seattle Hotel & Towers, 1400 Sixth Avenue, Seattle, Washington.

In addition to the matters described in the Notice of Annual Meeting and Proxy Statement, there will be a report on the progress of the Company and an opportunity to ask questions of general interest to you as a Shareholder.

YOUR VOTE IS VERY IMPORTANT. Therefore, whether or not you plan to attend the meeting in person, please sign and return the enclosed Proxy in the envelope provided. If you attend the meeting and desire to vote in person, you may do so even though you have previously sent your Proxy.

We hope you will be able to join us and we look forward to seeing you in Seattle.

Sincerely yours,

John A. McMillan  Bruce A. Nordstrom   James F. Nordstrom   John N. Nordstrom
Co-Chairman       Co-Chairman          Co-Chairman          Co-Chairman

NORDSTROM, INC.
1501 FIFTH AVENUE
SEATTLE, WA
98101-1603

NOTICE OF ANNUAL
MEETING OF
SHAREHOLDERS
                      To the Shareholders of
                      Nordstrom, Inc. :

                      The Annual Meeting of Shareholders of Nordstrom, Inc. will be held on Tuesday, May 16, 1995, at 11:00 a.m., Pacific Time, in the Grand Ballroom, Sheraton Seattle Hotel & Towers, 1400 Sixth Avenue, Seattle, Washington for the following purposes:

                      1. To elect twelve directors to hold office until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified;

                      2.  To ratify the appointment of auditors; and

                      3. To transact such other business as may properly come before the meeting and any adjournment thereof.

                      Holders of shares of Common Stock of record at the close of business on March 21, 1995 are entitled to notice of, and to vote at, the meeting.

                      Shareholders are cordially invited to attend the meeting in person.

                      By order of the Board of Directors,
                      KAREN E. PURPUR
                      Secretary

                      Seattle, Washington
                      March 31, 1995

                        WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED.

PROXY STATEMENT
APPROXIMATE
MAILING DATE:
MARCH 31, 1995
                      This Proxy Statement is furnished to the Shareholders of Nordstrom, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders to be held on May 16, 1995 and any adjournment thereof. If the enclosed Proxy is executed and returned, it will be voted in accordance with the instructions given, but may be revoked at any time insofar as it has not been exercised by notifying the Secretary of the Company in writing (such notification to be directed to the Company's offices at 1501 Fifth Ave., Seattle, WA 98101-1603). Each Proxy will be voted for Proposals 1 and 2 if no contrary instruction is indicated in the Proxy.

                      There were 82,251,665 shares of Common Stock, the only security of the Company entitled to vote at the meeting, outstanding at March 21, 1995, the record date for the Annual Meeting of Shareholders. Shareholders are entitled to one vote for each share of Common Stock held of record at the close of business on March 21, 1995. Under Washington law and the Company's Articles of Incorporation, a quorum consisting of a majority of the shares eligible to vote must be represented in person or by proxy to elect directors and to transact any other business that may properly come before the meeting. For election of directors, the nominees elected will be those receiving the greatest number of votes cast by the shares entitled to vote, up to the number of directors to be elected. Any action other than a vote for a nominee will have the effect of voting against the nominee. Any other matter will be approved if the votes cast in favor of the matter exceed the votes cast against it. Abstentions and broker non-votes will have no effect since such actions do not represent votes cast by Shareholders.

PRINCIPAL
SHAREHOLDERS
                      As of March 21, 1995, members of the Nordstrom family were the beneficial owners of approximately 30,353,798 shares (36.40%) of the Company's Common Stock. D. Wayne Gittinger and Bruce A. Nordstrom are the only ones who, to management's knowledge, are the beneficial owners of more than five percent of the Company's Common Stock at March 21, 1995.

                      The following table sets forth information regarding security ownership of certain beneficial owners, the directors, certain executive officers and directors and executive officers of the Company as a group:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                 Amount and
                                                  Nature of
                                                 Beneficial           Percent of
Name of Beneficial Owner                          Ownership             Class
--------------------------------------------------------------------------------
PHILIP M. CONDIT                                     228                 *
D. WAYNE GITTINGER                             5,275,613(a)(b)          6.33%
  1420 Fifth Avenue, Suite 4100
  Seattle, Washington 98101
JOHN F. HARRIGAN                                  10,587(c)              *
CHARLES A. LYNCH                                   3,587(d)              *
ANN D. MCLAUGHLIN                                  1,587                 *
JOHN A. MCMILLAN                               1,320,989(a)(e)          1.58%
BRUCE A. NORDSTROM                             5,493,004(a)(f)          6.59%
  1501 Fifth Avenue
  Seattle, Washington 98101
JAMES F. NORDSTROM                             3,077,430(a)(g)          3.69%
JOHN N. NORDSTROM                              3,492,754(a)(h)          4.19%
ALFRED E. OSBORNE, JR.                             1,687(i)              *
WILLIAM D. RUCKELSHAUS                             6,587                 *
ELIZABETH CROWNHART VAUGHAN                        2,040                 *
JOHN A. GOESLING                                  71,969(j)              *
RAYMOND A. JOHNSON                                90,071(k)              *
JOHN J. WHITACRE                                  20,015(l)              *
Directors and executive officers as a
group
(24 persons)                                   19,885,483              23.85%
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

* Does not exceed 1% of the Company's outstanding Common Stock.
(a) Does not include 80,000 shares held by a corporation in which the director or his spouse owns a one-eighth beneficial interest.
(b) Includes 3,499,154 held by his wife individually, 388,800 shares held by a trust of which she is a trustee and beneficiary, and 1,375,380 shares held by a trust of which she is the beneficiary. Does not include 103,448 shares held by trusts of which he is a trustee.
(c) Includes 10,000 shares held by a family trust of which he is a trustee and beneficiary.
(d) Includes 3,000 shares held by a family trust of which he is a trustee and beneficiary.
(e) Includes 46,313 shares which may be acquired under the 1977 and 1987 Stock Option Plans, 1,102,988 shares held by his wife individually and 54,000 shares held by a trust of which his wife is the beneficiary.

(f)   Includes 4,429  shares which may  be acquired under  the 1987 Stock Option
Plan, 14,194 shares held by his wife individually and 2,117,640 shares held by trusts of which he is a trustee and beneficiary. Does not include 1,752,782 shares held by trusts of which he is co-trustee.
(g) Includes 20,259  shares which may  be acquired under  the 1987 Stock  Option
Plan and 50,786 shares held by his wife.
(h)  Includes 39,468 shares which may be  acquired under the 1977 and 1987 Stock
Option Plans and 380,286 shares held by his wife.
(i) Includes 300 shares held by his wife and 200 shares held by a corporation of which he is the sole shareholder.
(j)   Includes 32,175 shares which may be acquired under the 1977 and 1987 Stock
Option Plans.
(k) Includes 32,573 shares which may be  acquired under the 1977 and 1987  Stock
Option Plans.
(l)   Includes 18,015 shares  which may be acquired  under the 1987 Stock Option
Plan.

The directors and executive officers shown in the table disclaim any beneficial interest in all shares held solely as custodian or trustee, and all shares held by their spouses and immediate family members.

PROPOSAL 1:
ELECTION OF
DIRECTORS
                      Twelve directors will be elected at the meeting, each to hold office until the next Annual Meeting of Shareholders and until a successor has been duly elected and qualified. Unless otherwise instructed by the Shareholder, the persons named in the enclosed Proxy intend to vote for the election of the persons listed in this Proxy Statement. All of the nominees are currently directors of the Company. If any nominee becomes unavailable for any reason or should a vacancy occur before the election (which events are not anticipated), the Proxy may be voted for a person to be selected by the Board of Directors of the Company. The nominees elected are those receiving the greatest number of votes cast by the shares entitled to vote, up to the number of directors to be elected.

                      NOMINEES

                      Information related to the director nominees is set forth below:

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                          Principal Occupation and Business            Director
Name and Age              Experience for Past Five Years                Since
-------------------------------------------------------------------------------
PHILIP M. CONDIT          President of The Boeing Company, a              1994
  Age 53(a)                 Washington based aerospace product
                            manufacturer (formerly Executive Vice
                            President of Boeing Commercial Airplane
                            Group)
D. WAYNE GITTINGER        Partner in the law firm of Lane Powell          1971
  Age 62(b)(c)              Spears Lubersky
JOHN F. HARRIGAN          Retired (formerly Chairman of Union Bank)       1975
  Age 69
CHARLES A. LYNCH          Chairman of Market Value Partners Company,      1985
  Age 67(d)                 a California based investment and
                            management firm
ANN D. MCLAUGHLIN         President of the Federal City Council, a        1992
  Age 53(e)                 Washington D.C. based non-profit,
                            non-partisan organization dedicated to
                            improving the nation's capital, and Vice
                            Chairman of the Aspen Institute, a
                            Colorado based non-profit, non-partisan
                            organization whose goal is to enhance,
                            through debate, the effectiveness of the
                            leaders of the country's democratic
                            institutions (formerly President and CEO
                            of New American Schools Development
                            Corporation; Visiting Fellow of The
                            Urban Institute)
JOHN A. MCMILLAN          Co-Chairman of the Board of Directors           1966
  Age 63(c)(f)(g)           (formerly President)
BRUCE A. NORDSTROM        Co-Chairman of the Board of Directors           1966
  Age 61(c)(f)
JAMES F. NORDSTROM        Co-Chairman of the Board of Directors           1966
  Age 55(c)(f)
JOHN N. NORDSTROM         Co-Chairman of the Board of Directors           1966
  Age 57(c)(f)
ALFRED E. OSBORNE, JR.    Director of the Entrepreneurial Studies         1987
  Age 50(h)                 Center and Associate Professor of
                            Business Economics of The John E.
                            Anderson Graduate School of Management
                            at UCLA
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                          Principal Occupation and Business            Director
Name and Age              Experience for Past Five Years                Since
-------------------------------------------------------------------------------
WILLIAM D. RUCKELSHAUS    Chairman of the Board and Chief Executive       1985
  Age 62(i)                 Officer of Browning-Ferris Industries,
                            Inc., a Texas based waste services
                            company
ELIZABETH CROWNHART       President of Salar Enterprises, Ltd., an        1977
  VAUGHAN                   Oregon based company engaged in the
  Age 66(j)                 production of historical materials
                            (formerly Historian; Executive Director
                            of The North Pacific Studies Center of
                            the Oregon Historical Society)
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(a) Mr. Condit is also a director of The Boeing Company and Fluke Corporation.
(b) Mr. Gittinger is a partner in the law firm of Lane Powell Spears Lubersky, which rendered legal services to the Company during the past fiscal year.
(c) Bruce A. Nordstrom is the brother-in-law of D. Wayne Gittinger and the cousin of James F. Nordstrom and John N. Nordstrom, who are brothers. John A. McMillan is a cousin of all four by marriage.
(d) Mr. Lynch is also a director of Fresh Choice, Inc., Pacific Mutual Life Insurance Company and PST Vans, Inc.
(e) Mrs. McLaughlin, a former U.S. Secretary of Labor, is also a director of AMR Corporation, Federal National Mortgage Association (Fannie Mae), General Motors Corporation, Host Marriott Corporation, Kellogg Company, Potomac Electric Power Company, Union Camp Corporation and Vulcan Materials Company.
(f) Mr. McMillan and Messrs. Bruce A., James F. and John N. Nordstrom are also directors of Nordstrom Credit, Inc., the Company's wholly-owned finance subsidiary.
(g) Mr. McMillan is also a director of Fleming Companies, Inc.
(h) Dr. Osborne is also a director of First Interstate Bank of California, N.A., Greyhound Lines, Inc., ReadiCare Inc., Seda Specialty Packaging Corporation, The Times Mirror Company and United States Filter Corporation, and an independent general partner of Technology Funding Venture Partners V.
(i) Mr. Ruckelshaus is also a director of Browning-Ferris Industries, Inc., Cummins Engine Company, Monsanto Company, Texas Commerce Bancshares and Weyerhaeuser Company. He was also a director of the Company from 1978 to 1983.
(j) Mrs. Vaughan is also a director of First Interstate Bank of Oregon, N.A., First Interstate Bank of Washington, N.A. and First Interstate Bank of Idaho, N.A.

The Board of Directors recommends a vote for each of the nominees listed in the table.

BOARD OF DIRECTORS
AND COMMITTEES
                      The Board of Directors maintains an Audit Committee, a Compensation and Stock Option Committee and an Organization and Nominating Committee. These committees do not have formal meeting schedules, but are required to meet at least once each year. During the past year, there were four meetings of the Board of Directors, four meetings of the Audit Committee, five meetings of the Compensation and Stock Option Committee and four meetings of the Organization and Nominating Committee.

                      Current members of the Audit Committee are William D. Ruckelshaus, Chair, Philip M. Condit, John F. Harrigan, Charles A. Lynch, Ann D. McLaughlin, Alfred E. Osborne, Jr. and Elizabeth Crownhart Vaughan. The Audit Committee is responsible for recommending the Company's independent auditors, and reviewing the scope, costs and results of the audit engagement.

                      Current members of the Compensation and Stock Option Committee are Elizabeth Crownhart Vaughan, Chair, D. Wayne Gittinger, John F. Harrigan, Ann D. McLaughlin, Alfred E. Osborne, Jr. and William D. Ruckelshaus. The Compensation and Stock Option Committee is responsible for determining the overall compensation levels of certain of the Company's executive officers and administering the Company's stock option plans.

                      Current members of the Organization and Nominating Committee are Malcolm T. Stamper, Chair, D. Wayne
                      Gittinger, Charles A. Lynch and Elizabeth Crownhart Vaughan. The Organization and Nominating Committee is primarily responsible for recommending director nominees to the Company's Board of Directors. The Organization and Nominating Committee will consider recommendations by Shareholders for vacancies on the Board. Suggestions may be submitted to the Secretary of the Company.

TRANSACTIONS WITH
MANAGEMENT
                      During the year ended January 31, 1995, the Company chartered an airplane from JFN, Inc., the sole shareholder of which is James F. Nordstrom. For the period, the net amount of payments made by the Company was $367,075. The Company believes the charter rate and terms of this arrangement are more favorable than those generally available to the Company from other commercial charters.

COMPENSATION OF
EXECUTIVE OFFICERS IN
THE YEAR ENDED
JANUARY 31, 1995
                      SUMMARY COMPENSATION TABLE

                      The following table shows all the cash compensation paid or to be paid by the Company or any of its subsidiaries, as well as certain other compensation paid or accrued, during the fiscal year ended January 31, 1995, to the Co-Presidents, the Executive Vice President who acts as the Chief Financial Officer and the Co-Chairmen for the periods indicated in all capacities in which they served:

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
                                                           Annual Compensation                      Long-Term Compensation
-----------------------------------------------------------------------------------------------------------------------------
                                                                                                    Number
                                            Fiscal                                Other Annual    of Stock          All Other
Name and Principal Position                 Year(1)      Salary       Bonus    Compensation(2)     Options    Compensation(3)
-----------------------------------------------------------------------------------------------------------------------------
RAYMOND A. JOHNSON                             1994    $315,000    $315,000               $658       4,495            $11,432
CO-PRESIDENT                                   1993    $300,000          $0               $467       6,279            $13,150
                                               1992    $300,000     $30,000               $636       5,585            $14,148
-----------------------------------------------------------------------------------------------------------------------------
JOHN J. WHITACRE                               1994    $315,000    $315,000               $759       4,495            $12,830
CO-PRESIDENT                                   1993    $300,000          $0               $436       6,279            $15,261
                                               1992    $300,000     $30,000               $145       5,585            $22,062
-----------------------------------------------------------------------------------------------------------------------------
JOHN A. GOESLING                               1994    $307,500    $307,500               $754       4,388            $13,109
EXECUTIVE VICE PRESIDENT                       1993    $295,000          $0               $405       6,173            $15,493
AND TREASURER                                  1992    $295,000     $29,500               $389       5,200            $15,661
-----------------------------------------------------------------------------------------------------------------------------
JOHN A. MCMILLAN                               1994    $290,000    $290,000             $1,232       4,138            $15,584
CO-CHAIRMAN                                    1993    $290,000          $0             $1,650       6,069            $15,947
                                               1992    $290,000     $29,000               $661       5,778            $18,255
-----------------------------------------------------------------------------------------------------------------------------
BRUCE A. NORDSTROM                             1994    $290,000    $290,000               $594       4,138            $13,178
CO-CHAIRMAN                                    1993    $290,000          $0               $496       6,069            $13,417
                                               1992    $290,000     $29,000             $1,168       5,778            $15,258
-----------------------------------------------------------------------------------------------------------------------------
JAMES F. NORDSTROM                             1994    $290,000    $290,000               $732       4,138            $11,963
CO-CHAIRMAN                                    1993    $290,000          $0               $562       6,069            $13,151
                                               1992    $290,000     $29,000               $976       5,778            $14,406
-----------------------------------------------------------------------------------------------------------------------------
JOHN N. NORDSTROM                              1994    $290,000    $290,000               $429       4,138            $11,945
CO-CHAIRMAN                                    1993    $290,000          $0               $346       6,069            $13,055
                                               1992    $290,000     $29,000             $1,360       5,778            $14,418
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

(1) The fiscal year of the Company ends January 31. Fiscal years indicated end January 31 of the following year.
(2) Other Annual Compensation for fiscal year 1994 includes tax reimbursement for medical expenses.
(3) All Other Compensation for fiscal year 1994 includes the following:
      Company's Profit Sharing contribution: Raymond A. Johnson: $9,819; John J.
    Whitacre:  $9,774; John A. Goesling: $9,768; John A. McMillan: $9,897; Bruce
    A. Nordstrom: $9,903;  James F.  Nordstrom: $9,871; and  John N.  Nordstrom:
    $9,884.
      401(k) Plan benefits: John J. Whitacre: $2,320; John A. Goesling: $2,058; John A. McMillan: $2,322.
      Premiums on excess  life insurance:  Raymond A. Johnson:  $1,613; John  J.
     Whitacre:  $736; John A. Goesling: $1,283;  John A. McMillan: $3,275; Bruce
     A. Nordstrom:  $3,275;  James  F. Nordstrom:  $2,092;  John  N.  Nordstrom:
     $2,061.

                      OPTION GRANTS IN LAST FISCAL YEAR

                      The following table sets forth information concerning option grants during fiscal year 1994 to the named executive officers:


------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------
                                                                                              Potential Realizable
                                                     Percent                                    Value at Assumed
                                                    of Total                                 Annual Rates of Stock
                                                     Options                                 Price Appreciation for
                                       Number     Granted to  Exercise or                         Option Terms
                                   of Options   Employees in   Base Price                    ----------------------
Name                               Granted(1)    Fiscal Year    Per Share   Expiration Date         5%          10%
-------------------------------------------------------------------------------------------------------------------
RAYMOND A. JOHNSON                      2,354          0.68%      $43.875      May 17, 2004    $64,953     $164,605
                                        2,141          0.62%       $48.25      Nov 15, 2004    $64,967     $164,639
-------------------------------------------------------------------------------------------------------------------
JOHN J. WHITACRE                        2,354          0.68%      $43.875      May 17, 2004    $64,953     $164,605
                                        2,141          0.62%       $48.25      Nov 15, 2004    $64,967     $164,639
-------------------------------------------------------------------------------------------------------------------
JOHN A. GOESLING                        2,298          0.66%      $43.875      May 17, 2004    $63,408     $160,689
                                        2,090          0.60%       $48.25      Nov 15, 2004    $63,419     $160,717
-------------------------------------------------------------------------------------------------------------------
JOHN A. MCMILLAN                        2,167          0.63%      $43.875      May 17, 2004    $59,793     $151,528
                                        1,971          0.57%       $48.25      Nov 15, 2004    $59,808     $151,566
-------------------------------------------------------------------------------------------------------------------
BRUCE A. NORDSTROM                      2,167          0.63%      $43.875      May 17, 2004    $59,793     $151,528
                                        1,971          0.57%       $48.25      Nov 15, 2004    $59,808     $151,566
-------------------------------------------------------------------------------------------------------------------
JAMES F. NORDSTROM                      2,167          0.63%      $43.875      May 17, 2004    $59,793     $151,528
                                        1,971          0.57%       $48.25      Nov 15, 2004    $59,808     $151,566
-------------------------------------------------------------------------------------------------------------------
JOHN N. NORDSTROM                       2,167          0.63%      $43.875      May 17, 2004    $59,793     $151,528
                                        1,971          0.57%       $48.25      Nov 15, 2004    $59,808     $151,566
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

(1) Options are granted at the fair market value of the Company's Common Stock on the date of grant. Absent contrary action by the Compensation and Stock Option Committee at the time of grant, options vest and become exercisable during employment with the Company ratably each year over a four-year period from the date of grant. To the extent not already exercisable, options generally become exercisable upon a sale of the Company or substantially all of its assets. During the last fiscal year, the Company granted options to officers and other key employees on May 17, 1994 and on November 15, 1994.

                      OPTION EXERCISES AND YEAR END VALUE TABLE

                      The following table sets forth information concerning option exercises and the value of options held during fiscal year 1994 by the named executive officers:

---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------
                                                                                          Dollar Value of
                                                           Number of Unexercised     Unexercised, in-the-Money
                                 Number of                    Options Held at             Options held at
                                    Shares       Dollar       January 31, 1995          January 31, 1995(1)
                               Acquired on        Value  --------------------------  --------------------------
Name                              Exercise  Realized(1)  Exercisable  Unexercisable  Exercisable  Unexercisable
---------------------------------------------------------------------------------------------------------------
RAYMOND A. JOHNSON                   6,483     $149,109       29,846         13,164     $331,953        $64,704
---------------------------------------------------------------------------------------------------------------
JOHN J. WHITACRE                         0           $0       15,288         13,164     $125,384        $64,704
---------------------------------------------------------------------------------------------------------------
JOHN A. GOESLING                         0           $0       33,973         12,680     $419,610        $62,418
---------------------------------------------------------------------------------------------------------------
JOHN A. MCMILLAN                         0           $0       43,589         12,853     $563,547        $64,214
---------------------------------------------------------------------------------------------------------------
BRUCE A. NORDSTROM                  11,304      $77,167        4,874         12,853      $30,788        $64,214
---------------------------------------------------------------------------------------------------------------
JAMES F. NORDSTROM                       0           $0       17,535         12,853     $128,361        $64,214
---------------------------------------------------------------------------------------------------------------
JOHN N. NORDSTROM                        0           $0       36,744         12,853     $432,477        $64,214
---------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------

(1) Dollar value is based on the market value of the Company's Common Stock on the date of exercise or at January 31, 1995, as the case may be, minus the exercise price.

                      PENSION PLAN TABLE

                      The following table sets forth information concerning estimated annual benefits payable to each of the named executive officers upon their retirement based upon indicated years of service (without reduction for any Profit Sharing Retirement Plan benefits):

----------------------------------------------------------------------------------
----------------------------------------------------------------------------------
                                          Years of Service(2)
  Average Annual      ------------------------------------------------------------
 Compensation(1)         15           20           25           30           35
----------------------------------------------------------------------------------

    125,000           $ 45,000     $ 60,000     $ 75,000     $ 75,000     $ 75,000
    150,000           $ 54,000     $ 72,000     $ 90,000     $ 90,000     $ 90,000
    175,000           $ 63,000     $ 84,000     $105,000     $105,000     $105,000
    200,000           $ 72,000     $ 96,000     $120,000     $120,000     $120,000
    225,000           $ 81,000     $108,000     $135,000     $135,000     $135,000
    250,000           $ 90,000     $120,000     $150,000     $150,000     $150,000
    300,000           $108,000     $144,000     $180,000     $180,000     $180,000
    400,000           $144,000     $192,000     $240,000     $240,000     $240,000
    450,000           $162,000     $216,000     $270,000     $270,000     $270,000
    500,000           $180,000     $240,000     $300,000     $300,000     $300,000
----------------------------------------------------------------------------------
----------------------------------------------------------------------------------

(1) The benefits are payable pursuant to the Nordstrom Supplemental Executive Retirement Plan, which covers officers of the Company and its subsidiaries, including the named executive officers. The benefits are unfunded and limited to a maximum of 60% of the monthly average compensation (based solely on the yearly amounts set forth in the salary and bonus columns of the Summary Compensation Table) less any monthly benefits payable under the Nordstrom Profit Sharing Retirement Plan. The normal retirement  benefit  provided  by the  Nordstrom  Supplemental  Executive
Retirement Plan is 2.4% of the monthly average compensation for the three highest paying years of the last five years, multiplied by the number of years of service with the Company, up to a maximum of twenty-five years.
(2) The credited years of service to the Company for Raymond A. Johnson, John J.
Whitacre,  John  A. Goesling,  John A.  McMillan, Bruce  A. Nordstrom,  James F.
Nordstrom and John N. Nordstrom are 25, 18, 17, 37, 38, 33, and 35, respectively.

COMPENSATION AND
STOCK OPTION
COMMITTEE
REPORT ON FISCAL YEAR
1994 EXECUTIVE
COMPENSATION
                      The Compensation and Stock Option Committee is comprised of six non-employee directors. The Committee is responsible for setting compensation levels for the Co-Chairmen, the Co-Presidents and the Executive Vice Presidents of the Company. This Committee also consults with the Co-Chairmen and the Co-Presidents with respect to the compensation and benefits for other officers and with respect to the benefits for certain other employees of the Company.

                      COMPENSATION PHILOSOPHY

                      The Company bases different portions of its executive compensation program on differing measures of Company performance and Shareholder value. The Company believes that focusing on performance measures based solely on short-term changes in stock price or on performance measures based solely on Company data, such as sales increases or earnings per share, will not necessarily increase long-term Shareholder value. As a result, the Company's compensation program currently reflects the following themes:

                          - A  material  portion   of  compensation  should   be
                            meaningfully related to Company performance.

                          - Medium  and long-term Company  performance and value
                            created for Shareholders should be measured by a mix of factors, including increases in Company stock price, sales increases, earnings per share and other performance related factors.

                          - Since  the Company  has chosen teams  to oversee the
                            operations of the Company, compensation
                            opportunities for the Co-Presidents, who manage the Company's day-to-day activities, and the Co-Chairmen, who oversee the overall operation of the Company, should be based on the respective team's effort and performance of the Company as a whole.

                          - Compensation  should   play  a   critical  role   in
                            attracting and retaining executives whom the Company deems most able to further its goals.

                      The Company also considers Section 162(m) of the Internal Revenue Code, which limits to $1 million per year the compensation expense deduction the Company may take with respect to each of its executive officers, including those named in the Summary Compensation Table. Considering the current base salary levels of those officers, the Company believes there is no risk of exceeding the $1 million amount for any such officer. The Company intends to comply with regulations promulgated under Section 162(m) to qualify both its Annual Bonus Incentive and Stock Option Plans as performance-based exceptions to the compensation expense deduction limit.

                      PAY MIX AND MEASUREMENT

                      The Company's executive compensation program is based on three components, each of which furthers a differing objective, but all of which together are intended to serve the Company's overall compensation philosophy.

                      BASE SALARY. The Committee reviews the competitive median base salaries for competitors in the specialty retailing field, including companies listed in Standard & Poor's Retail Store Composite referenced in the Performance Graph on page 15. The executive structure of most of these companies does not lend itself readily to direct comparison with the Company and its practice of choosing teams to manage the business of the Company. With attendant shared responsibilities, the Company has chosen to set base salary levels for individuals in these teams at levels which are generally not as high as that of its competitors with a single chief executive officer. Base salary increases or decreases are established on an annual basis and are based on this Committee's view of how the management teams and the respective individuals contribute to the overall performance of the Company. Overall performance of the Company is measured by a number of factors including the Company's earnings, its performance in the real or perceived retail environment and competitive conditions, performance versus budget, growth in accounts receivable, improvement in gross margins and this Committee's assessment of management skills. None of these factors is given greater weight than any other factor. This Committee's review of salary information for competitors also enables it to observe what changes have occurred, if any, in competitors' base salaries.

                      ANNUAL BONUS INCENTIVES. This incentive is intended to reflect the Company's belief that management's contribution to medium and long-term Company performance comes, in part, from maximizing Company earnings per share, division sales, inventory turn and gross margins. Annual bonus incentives for the Co-Chairmen, the Co-Presidents and the Executive Vice President who acts as the Chief Financial Officer are based solely on specified earnings per share target amounts. Annual bonus incentives for the other Executive Vice Presidents are based on various combinations of earnings per share, division sales, inventory turn, gross margin and expense control targets. The amount of the respective bonuses is based on these targets which, in turn, relate to pre-established percentages of the respective base salaries. Under this plan, executive officers do not receive any bonus incentives until the applicable minimum specified performance target is achieved. Bonuses for fiscal year 1994 were paid both to those executive officers who were subject to specified earnings per share targets and to those subject to various division sales, inventory turn and gross margin targets. The performance targets have not been waived for purposes of these bonus incentives for any year covered by the Summary Compensation Table.

                      LONG-TERM INCENTIVES. STOCK OPTIONS. The 1977 Nordstrom Stock Option Plan expired on August 16, 1987. The 1977 Plan authorized granting options to key employees or key managerial personnel of the Company and its subsidiaries. A number of options granted under this Plan remain outstanding. The 1987 Nordstrom Stock Option Plan, adopted for a term of 10 years beginning August 16, 1987, authorizes granting options to key employees or key managerial personnel of the Company and its subsidiaries. Both the 1977 and 1987 Stock Option Plans are administered by the Committee.

                      Under the 1987 Plan, stock options may be granted to the named executive officers and other key employees. The option incentive component of the total compensation package is intended to retain and motivate executives to improve long-term stock market performance and to increase Shareholder value. Stock options are granted at the fair market value of the Company's Common Stock and will only have value if the Company's stock price increases from the time of the award. Vesting of options occurs during employment with the Company upon each anniversary of the award, with full vesting generally after the fourth year following an award. Accordingly, executives must be employed by the Company at the time of vesting in order to benefit from the award. The number of stock options granted to the named executive officers has been determined by the Committee pursuant to a formula used for all plan participants, without reference to the number of stock options granted previously. Pursuant to the formula, the number of option shares granted corresponds to the number of underlying Company shares that would produce an amount equal to 50% of the participant's yearly salary, assuming an annual 12% growth rate in the Company's Common Stock price over a five year period. Stock options have been granted semi-annually in May and November, with one half of the formula value of the option award granted each time. Since the formula is keyed to salary, the performance factors discussed in the Base Salary paragraph also would apply to this compensation component. This Committee reserves the right to change or eliminate the formula at any time but has no present intention to do so.

                      RETIREMENT/SAVINGS. The Nordstrom Profit Sharing Retirement Plan was established in 1951 and covers all regular, full-time employees of the Company and its subsidiaries, including the named executive officers. Except for the 401(k) feature described below, the Retirement Plan, which is qualified under Internal Revenue Code Section 401(a), is funded solely by the Company. The Board of Directors determines annually an amount to be contributed by the Company to the Retirement Plan. Allocation of the

                      Company's contribution to each participant's account is pro rata, based on one unit of credit for each year of service and one unit of credit for each $100 of compensation. For purposes of this latter calculation, compensation is limited to $150,000 for calendar year 1994.

                      The 401(k) feature of the Retirement Plan allows an employee to defer a portion of his or her compensation under Section 401(k) of the Internal Revenue Code. Eligibility for this feature occurs as of February 1 following or coinciding with the employee's date of hire. Once eligible, the employee may elect to have the Company pay from 1% to 10% of the employee's compensation, up to a maximum of $9,240 for calendar year 1994, to the Retirement Plan instead of paying that amount to the employee. The Company matches 25% of the employee's contribution up to 6% of the employee's compensation. Monies in the account are invested at the direction of the employee among one or more of six funds, one of which consists of Common Stock of the Company. Distributions are made at normal retirement or earlier termination of employment, and for terminal illness, disability or hardship.

                      COMPENSATION OF THE CO-PRESIDENTS

                      Base salaries for the two Co-Presidents are determined by overall Company performance. Overall Company performance is measured by a number of factors including the Company's earnings, real or perceived retail environment and competitive conditions, performance versus budget, growth in accounts receivable, improvement in gross margins and this Committee's assessment of management skills. None of these factors is given greater weight than any other factor. For fiscal year 1994, the base salaries of the Co-Presidents were increased by five percent over their base salaries of the previous year to reflect moderate growth in overall Company performance. Previously, the base salaries of the Co-Presidents had not been increased since fiscal year 1992. During fiscal year 1994, the Company experienced even greater improvement in a number of these areas and this Committee considered that in setting base salaries for the Co-Presidents for fiscal year 1995. Annual bonus incentives for the Co-Presidents are based solely on earnings per share targets as previously described. Those earnings per share targets were met and the Co-Presidents each received a bonus for fiscal year 1994 based on a corresponding pre-established percentage of their base salary as previously described. The Co-Presidents received stock options during fiscal year 1994 pursuant to the formula used for all Stock Option Plan participants as previously described.

                      The Committee believes the Company has an appropriate mix of incentives to attract high quality executive officers and to reward them for continued, loyal service to the Company.

                                           COMPENSATION AND STOCK OPTION
                                           COMMITTEE

                                           Elizabeth Crownhart Vaughan, Chair
                                           D. Wayne Gittinger
                                           John F. Harrigan
                                           Ann D. McLaughlin
                                           Alfred E. Osborne, Jr.
                                           William D. Ruckelshaus

STOCK PRICE
PERFORMANCE
                      PERFORMANCE GRAPH

                      The following graph compares for each of the last five fiscal years ending January 31 the cumulative total return of Company Common Stock, Standard & Poor's 500 Index and Standard & Poor's Retail Store Composite. The cumulative total return of Company Common Stock assumes $100 invested on January 31, 1990 in Nordstrom, Inc. Common Stock and assumes reinvestment of dividends.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

             NORDSTROM, INC. COMMON STOCK     STANDARD & POOR'S 500 INDEX    STANDARD & POOR'S RETAIL STORES COMPOSITE
1990                                 100.00                         100.00                                       100.00
1991                                  83.13                         108.42                                       117.00
1992                                 112.68                         133.00                                       164.00
1993                                 120.69                         147.08                                       196.00
1994                                 108.49                         165.96                                       189.00
1995                                 126.74                         165.68                                       175.00

COMPENSATION OF
DIRECTORS
                      Employee directors of the Company are not paid any fees for serving as members of the Board or any Board committee. Non-employee directors are paid a yearly retainer of $15,000 and a fee of $1,000 for each Board meeting and $1,000 for each committee meeting attended, together with reasonable traveling expenses. Pursuant to the 1993 Non-Employee Director Stock Incentive Plan, immediately following each Annual Meeting of Shareholders non-employee directors also receive that number of shares of Company Common Stock having a fair market value of $10,000, plus a $4,000 cash award to offset tax obligations attributable to the stock award.

COMPENSATION
COMMITTEE INTERLOCKS
AND INSIDER
PARTICIPATION
                      None of the members of the Compensation and Stock Option Committee is or has been an officer or employee of the Company or any of its subsidiaries. D. Wayne Gittinger, a director of the Company and a member of the Compensation and Stock Option Committee, is a partner in the law firm of Lane Powell Spears Lubersky, which rendered legal services to the Company during the past fiscal year.

PROPOSAL 2:
RATIFICATION OF
APPOINTMENT OF
AUDITORS
                      The Board of Directors, acting upon the recommendation of the Audit Committee, has appointed the independent public accounting firm of Deloitte & Touche LLP to be the Company's auditors for fiscal year 1995. As in the past, the Board has determined that it would be desirable to request ratification of its appointment by the Shareholders of the Company. If the Shareholders do not ratify the appointment of Deloitte & Touche LLP, the appointment of independent public accountants will be reconsidered by the Board. A representative of Deloitte & Touche LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires and will be available to respond to appropriate questions. The affirmative vote of a majority of the votes cast is required for the ratification of Deloitte & Touche LLP as auditors.

                      The Board of Directors recommends ratification of Deloitte & Touche LLP as auditors for the Company.

SOLICITATION OF
PROXIES All expenses of proxy solicitation will be paid by the Company. Solicitation of proxies will be made primarily by mail, but proxies may also be solicited personally, by telephone and by telegraph and by regular officers and employees of the Company who will receive no additional compensation for their services. Brokers or other persons holding shares in their names or in the names of nominees will be reimbursed their reasonable expenses for sending proxy material to principals and obtaining their proxies. In addition, the Company has retained Corporate Investor Communications, Inc. to aid in the Company's solicitation for an estimated fee of $6,000 plus out-of-pocket expenses.

COMPLIANCE WITH
SECTION 16(A)OF
THE EXCHANGE ACT
OF 1934
                      Based solely on its review of copies of reports made pursuant to Section 16(a) of the Securities Exchange Act of 1934 and the related regulations, the Company believes that during fiscal year 1994 all filing requirements applicable to its directors, executive officers and 10 percent shareholders were satisfied.

OTHER MATTERS
                      The Board of Directors of the Company knows of no other matters that may come before the meeting. However, if any other matters should properly come before the meeting or any adjournment thereof, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with their best judgment.

SHAREHOLDER
PROPOSALS FOR 1996
ANNUAL MEETING
                      Proposals for Shareholder action which eligible Shareholders wish to have included in the Company's Proxy Statement mailed to Shareholders in connection with the Company's 1996 Annual Meeting must be received by the Company at its principal executive offices on or before December 1, 1995.

                      By order of the Board of Directors,
                      KAREN E. PURPUR
                      Secretary

                      Seattle, Washington
                      March 31, 1995

                  NORDSTROM, INC. PROXY -- 1995 ANNUAL MEETING
                   1501 FIFTH AVENUE, SEATTLE, WA 98101-1603
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints D. Wayne Gittinger and Karen E. Purpur, or either of them, with full power of substitution, proxies to vote all shares of stock of the undersigned entitled to vote at the Annual Meeting of Shareholders of Nordstrom, Inc. to be held May 16, 1995, in Seattle, Washington, at 11:00 a.m., Pacific Time, and any adjournment thereof, with all power the undersigned would possess if personally present.

The Board of Directors recommends a vote "FOR":

1.    ELECTION OF DIRECTORS     / / FOR all nominees      / / WITHHOLD AUTHORITY
                                (EXCEPT AS INDICATED      TO VOTE FOR ALL
                                TO THE CONTRARY BELOW)    NOMINEES

Nominees: P. M. Condit, D. W. Gittinger, J. F. Harrigan, C. A. Lynch, A. D. McLaughlin, J. A. McMillan, B. A. Nordstrom, J. F. Nordstrom, J. N. Nordstrom,
A. E. Osborne, Jr., W. D. Ruckelshaus and E. C. Vaughan.

 (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE
               THAT NOMINEE'S NAME ON THE SPACE PROVIDED BELOW.)

--------------------------------------------------------------------------------

2.    RATIFICATION OF APPOINTMENT OF AUDITORS

            / /  FOR            / /  AGAINST            / /  ABSTAIN

3. Such other matters as may properly come before the meeting. The Board of Directors at present knows of no other matters to be brought before the meeting.

                   (Continued and to be signed on other side)

This proxy will be voted in accordance with the instructions given. UNLESS REVOKED OR OTHERWISE INSTRUCTED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES UPON ALL OTHER MATTERS WHICH MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.
                                                    DATED: _______________, 1995
                                                    ____________________________
                                                    ____________________________
                                                    Signature of Shareholder(s)

                                                    PLEASE  SIGN  AS  YOUR  NAME
                                                    APPEARS. Trustees,
                                                    Guardians,    Personal   and
                                                    other Representatives,
                                                    please indicate full titles.

 PLEASE VOTE, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED
                             POSTAGE-PAID ENVELOPE.